Exhibit 99

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

MEDIA CONTACT:

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

FAMILY DOLLAR ANNOUNCES MANAGEMENT CHANGES

•	Michael K. Bloom Named President and Chief Operating Officer

•	Dorlisa K. Flur Promoted to Vice Chair, Strategy and Chief Administrative Officer

•	R. James Kelly Announces Retirement

MATTHEWS, NC, September 27, 2011 - Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Michael K. Bloom to the position of President and Chief Operating Officer and promoted Dorlisa K. Flur to the position of Vice Chair, Strategy and Chief Administrative Officer. Both Mr. Bloom and Ms. Flur will report to Howard Levine, Chairman and CEO. These appointments follow the announced retirement of R. James Kelly as Family Dollar’s President and Chief Operating Officer after 15 years with the Company.

“Today’s announcement reflects the result of several years of thoughtful discussion and planning as we prepared for Jim’s retirement,” said Howard Levine. “We are pursuing an ambitious growth agenda to expand our market share and drive greater financial returns, and these leadership changes ensure that we have a strong management team in place to execute our plans.

“A highly respected leader in the industry, Mike is a great addition to our team. With more than 30 years of operational experience in small-box retailing, he is a seasoned merchant with a proven track record of leading high-performing teams and delivering results. In addition to being a strong leader, Mike is passionate about the customer and driving their loyalty. In his new role, Mike will have responsibility for major operational functions, including store operations, merchandising, marketing, global sourcing, and supply chain.

“Since joining Family Dollar in 2004, Dorlisa has led a number of significant cross-functional initiatives including the launch of our food strategy, the development of our Concept Renewal format, and the repositioning of our private brand program. Most recently, Dorlisa has served as our Chief Merchandising Officer, leading our ongoing efforts to improve the shopping experience, strengthen our merchandising capabilities and enhance customer loyalty. In her new role, Dorlisa will continue to provide leadership for major growth initiatives, including our chain-wide renovation effort. She will also assume executive responsibility for strategy, customer insights, information technology and human resources.

“In conjunction with these changes, Jim Kelly has announced his retirement,” continued Levine. “During his 15-year tenure at Family Dollar, Jim has had a significant impact on almost every part of our business. As Vice Chairman and CFO, he provided leadership through a transitional period as we built infrastructure, accelerated new store growth, and improved profitability. As President and COO, he has provided strong strategic and operational vision, and I sincerely appreciate his partnership and support. We are grateful that Jim will serve as Vice Chair over the next six months, working closely with Mike and Dorlisa to assist in the transition. We thank Jim for all his years of dedicated service and many valuable contributions to Family Dollar and wish him all the best in his retirement.”

Prior to joining Family Dollar, Mr. Bloom served as Executive Vice President – Merchandising, Supply Chain, Marketing and Advertising for CVS Caremark Corporation. Mr. Bloom began his 20-year career with CVS Caremark in store operations and progressed through a number of positions with increasing responsibility including category manager, Vice President - Consumer Healthcare, and Senior Vice President - Merchandising. Before joining CVS, Mr. Bloom spent ten years as a manager/executive with the Virginia-based People’s Drug Stores and the Florida division of Toronto-based Shopper’s Drug Mart.

Ms. Flur joined Family Dollar in 2004 as Senior Vice President – Strategy and Business Development. In October 2008, Ms. Flur was promoted to Executive Vice President – Strategy and Marketing, and in August 2009, Ms. Flur was promoted to Executive Vice President – Chief Merchandising Officer. Prior to joining Family Dollar, Ms. Flur served as a Principal with the global management consulting firm, McKinsey & Company. A dedicated community volunteer, Ms. Flur serves as Chair of Blumenthal Performing Arts and also currently serves on the boards of the Bechtler Museum of Modern Art and Myers Park United Methodist Church.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands, and quality, private brand merchandise, appeals to shoppers in more than 7,000 stores in rural and urban settings across 44 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

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